           Exhibit 99 - Consolidated Statements of Financial Condition

                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors and Stockholders
Eagle Bancorp
Helena, Montana  59601


We have audited the accompanying consolidated statements of financial condition of Eagle Bancorp and subsidiary as of June 30, 2002 and 2001, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Eagle Bancorp and subsidiary as of June 30, 2002 and 2001, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.




Helena, Montana
July 16, 2002

                          EAGLE BANCORP AND SUBSIDIARY
                CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                             June 30, 2002 and 2001


ASSETS                                                                      2002                  2001
------                                                                      ----                  ----

  Cash and due from banks                                             $   2,836,853         $   3,427,038
  Interest-bearing deposits with banks                                    7,786,136             4,925,000
                                                                      -------------         -------------
    Total cash and cash equivalents                                      10,622,989             8,352,038
                                                                      -------------         -------------

  Investment securities available-for-sale, at fair value                50,153,872            21,603,520
  Investment securities held-to-maturity, fair value of
    $4,002,694 and $6,657,372 at June 2002 and 2001,
    respectively                                                          3,875,124             6,570,794
  Federal Home Loan Bank stock restricted, at cost                        1,586,200             1,487,300
  Mortgage loans held-for-sale                                            1,352,121             3,033,244
  Loans receivable, net of deferred loan fees and allowance
    for loan losses                                                     105,623,213           114,977,895
  Accrued interest and dividends receivable                                 998,378               941,117
  Mortgage servicing rights, net                                          1,588,318             1,315,819
  Property and equipment, net                                             6,291,382             6,505,627
  Cash surrender value of life insurance                                  2,244,453             2,140,524
  Real estate acquired in settlement of loans, net of
    allowance for losses                                                          -                     -
  Other assets                                                              245,417               195,034
                                                                      -------------         -------------

    Total assets                                                      $ 184,581,467         $ 167,122,912
                                                                      =============         =============









The Notes to Financial Statements are an integral part of these statements.


LIABILITIES AND EQUITY                                                     2002                  2001
----------------------                                                     ----                  ----
LIABILITIES
  Deposit accounts:
    Noninterest-bearing                                               $   6,835,235         $   6,486,306
    Interest-bearing                                                    144,769,504           127,564,024
  Advances from Federal Home Loan Bank of  Seattle                        9,343,889            11,443,889
  Accrued expenses and other liabilities                                  1,929,962             1,926,450
                                                                      -------------         -------------
      Total liabilities                                                 162,878,590           147,420,669
                                                                      -------------         -------------


EQUITY
  Preferred stock (no par value, 1,000,000 shares
    authorized; none issued or outstanding)                                       -                     -
  Common stock (par value $0.01 per share; 10,000,000
    shares authorized; 1,223,572 shares issued; 1,208,172
    and 1,203,572 shares outstanding at June 30, 2002 and
    2001, respectively)                                                      12,236                12,236
  Additional paid-in capital                                              3,885,903             3,845,908
  Unallocated common stock held by employee stock
    ownership plan (ESOP)                                                  (276,048)             (312,848)
  Treasury stock, at cost 15,400 and 20,000
    shares at June 30, 2002 and 2001, respectively                         (180,950)             (235,000)
  Retained earnings                                                      17,957,601            16,220,812
  Accumulated other comprehensive income                                    304,135               171,135
                                                                      -------------         -------------
      Total equity                                                       21,702,877            19,702,243
                                                                      -------------         -------------

      Total liabilities and equity                                    $ 184,581,467         $ 167,122,912
                                                                      =============         =============

                          EAGLE BANCORP AND SUBSIDIARY
                        CONSOLIDATED STATEMENTS OF INCOME
                       Years Ended June 30, 2002 and 2001


                                                                            2002                  2001
                                                                            ----                  ----
Interest and dividend income:
  Interest and fees on loans                                          $   8,986,508         $   9,206,705
  Interest on deposits with banks                                           177,791               116,853
  Federal Home Loan Bank of Seattle stock dividends                          99,112                94,462
  Interest and dividends on investment securities
    available-for-sale                                                    1,605,583             1,208,968
  Interest and dividends on investment securities
    held-to-maturity                                                        298,552               542,205
                                                                      -------------         -------------
      Total interest and dividend income                                 11,167,546            11,169,193
                                                                      -------------         -------------

Interest expense:
  Deposits                                                                4,402,733             5,116,281
  Federal Home Loan Bank of Seattle advances                                644,715               676,519
                                                                      -------------         -------------
      Total interest expense                                              5,047,448             5,792,800
                                                                      -------------         -------------

Net interest income                                                       6,120,098             5,376,393

Loan loss provision                                                               -                     -
                                                                      -------------         -------------
      Net interest income after loan loss provision                       6,120,098             5,376,393
                                                                      -------------         -------------

Non-interest income:
  Demand deposit service charges                                            506,174               527,442
  Net gain on sale of loans                                               1,111,239               418,106
  Mortgage loan servicing fees                                              304,982               293,306
  Net gain on sale of available-for-sale securities                          16,629                 4,755
  Other                                                                     386,810               402,300
                                                                      -------------         -------------
      Total non-interest income                                           2,325,834             1,645,909
                                                                      -------------         -------------


The Notes to Financial Statements are an integral part of these statements.


                                                                            2002                  2001
                                                                            ----                  ----
Non-interest expenses:
  Salaries and employee benefits                                          2,967,475             2,801,999
  Occupancy                                                                 475,348               478,192
  Furniture and equipment depreciation                                      278,924               319,994
  Data processing                                                           207,902               182,112
  Advertising                                                               108,619               161,083
  Amortization of mortgage servicing rights                                 324,071               172,481
  Federal insurance premiums                                                 24,722                24,441
  Consulting                                                                 23,036                33,791
  Postage                                                                   109,233               105,719
  ATM processing                                                             45,065                58,043
  Legal, accounting, and examination fees                                   139,812               159,608
  Other                                                                     738,055               679,405
                                                                      -------------         -------------
      Total non-interest expense                                          5,442,262             5,176,868
                                                                      -------------         -------------

Income before provision for income taxes                                  3,003,670             1,845,434

Provision for income taxes                                                1,044,237               624,639
                                                                      -------------         -------------

Net income                                                            $   1,959,433         $   1,220,795
                                                                      =============         =============

Basic earnings per common share                                       $        1.68         $        1.04
                                                                      =============         =============

Diluted earnings per common share                                     $        1.65         $        1.03
                                                                      =============         =============

                          EAGLE BANCORP AND SUBSIDIARY
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                       Years Ended June 30, 2002 and 2001


                                                                                               ADDITIONAL      UNALLOCATED
                                                                PREFERRED       COMMON          PAID-IN            ESOP
                                                                  STOCK          STOCK          CAPITAL           SHARES
                                                                  -----          -----          -------           ------
Balance, July 1, 2000                                           $      -     $   12,236     $   3,831,887      $  (349,648)

  Net income                                                           -              -                 -                -
  Other comprehensive income                                           -              -                 -                -


    Total comprehensive income                                         -              -                 -                -


  Dividends paid ($.28 per share)                                      -              -                 -                -

  Treasury stock purchased (20,000 shares at $11.75/shr)               -              -                 -                -

  ESOP shares allocated or committed to be
    released for allocation (4,600 shares)                             -              -            14,021           36,800
                                                                --------     ----------     -------------      -----------

Balance, June 30, 2001                                                 -         12,236         3,845,908         (312,848)

  Net income                                                           -              -                 -                -
  Other comprehensive income                                           -              -                 -                -


    Total comprehensive income                                         -              -                 -                -


  Dividends paid ($.40 per share)                                      -              -                 -                -

  Restricted stock awards                                              -              -            (1,150)

  ESOP shares allocated or committed to be
    released for allocation (4,600 shares)                             -              -            41,145           36,800
                                                                --------     ----------     -------------      -----------

Balance, June 30, 2002                                          $      -     $   12,236     $   3,885,903      $  (276,048)
                                                                ========     ==========     =============      ===========


                                                                                                 ACCUMULATED
                                                                                                    OTHER
                                                                TREASURY        RETAINED        COMPREHENSIVE
                                                                 STOCK          EARNINGS           INCOME             TOTAL
                                                                 -----          --------           ------             -----

Balance, July 1, 2000                                        $         -     $  15,158,415     $    (323,748)   $   18,329,142

  Net income                                                           -         1,220,795                 -         1,220,795
  Other comprehensive income                                           -                 -           494,883           494,883
                                                                                               -------------

    Total comprehensive income                                         -                 -                 -         1,715,678
                                                                                               -------------

  Dividends paid ($.28 per share)                                      -          (158,398)                -          (158,398)

  Treasury stock purchased (20,000 shares at $11.75/shr)        (235,000)                -                 -          (235,000)

  ESOP shares allocated or committed to be
    released for allocation (4,600 shares)                             -                 -                 -            50,821
                                                             -----------     -------------     -------------      ------------

Balance, June 30, 2001                                          (235,000)       16,220,812           171,135        19,702,243

  Net income                                                           -         1,959,433                 -         1,959,433
  Other comprehensive income                                           -                 -           133,000           133,000
                                                                                               -------------

    Total comprehensive income                                         -                 -                 -         2,092,433
                                                                                               -------------

  Dividends paid ($.40 per share)                                      -          (222,644)                -          (222,644)

  Restricted stock awards                                         54,050                 -                 -            52,900

  ESOP shares allocated or committed to be
    released for allocation (4,600 shares)                             -                 -                 -            77,945
                                                             -----------     -------------     -------------      ------------

Balance, June 30, 2002                                       $ (180,950)     $  17,957,601     $     304,135      $ 21,702,877
                                                             ===========     =============     ==============     ============

The Notes to Financial Statements are an integral part of these statements.

                          EAGLE BANCORP AND SUBSIDIARY
                            STATEMENTS OF CASH FLOWS
                       Years Ended June 30, 2002 and 2001


                                                                             2002                   2001
                                                                             ----                   ----
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                           $  1,959,433            $  1,220,795
  Adjustments to reconcile net income to net cash from
    operating activities:
      Provision for loan losses                                                   -                       -
      Provision for mortgage servicing rights valuation losses               21,515                       -
      Depreciation                                                          472,707                 513,664
      Net amortization of marketable securities premiums
        and discounts                                                       200,563                  15,312
      Amortization of capitalized mortgage servicing rights                 324,071                 172,481
      Gain on sale of real estate owned                                           -                  (8,951)
      Gain on sale of property and equipment                                   (950)                      -
      Gain on sale of loans                                              (1,111,239)               (418,106)
      Net realized (gain) loss on sale of available-for-sale
        securities                                                          (16,629)                 (4,755)
      Dividends reinvested                                                 (174,408)                (94,300)
      Increase in cash surrender value of life insurance                   (103,929)                (99,551)
      Restricted stock awards                                                52,900                       -
  Change in assets and liabilities:
    (Increase) decrease in assets:
        Accrued interest and dividends receivable                           (57,261)               (108,913)
        Loans held-for-sale                                               2,781,321              (1,724,063)
        Other assets                                                        (43,873)                 75,644
     Increase (decrease) in liabilities:
        Accrued expenses and other liabilities                               27,506                  96,763
        Deferred compensation payable                                        28,587                  23,104
        Deferred income taxes payable                                       (57,737)                 16,297
                                                                       ------------            ------------
        Net cash provided by (used in) operating activities               4,302,577                (324,579)
                                                                       ------------            ------------




The Notes to Financial Statements are an integral part of these statements.


                                                                                 2002                   2001
                                                                                 ----                   ----
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of securities:
    Investment securities held-to-maturity                                 (278,708)               (641,150)
    Investment securities available-for-sale                            (36,938,803)             (6,228,108)
  Proceeds from maturities, calls and principal payments:
    Investment securities held-to-maturity                                3,963,725               4,091,047
    Investment securities available-for-sale                              6,507,066               3,500,960
  Proceeds from sales of investment securities
    available-for-sale                                                    1,010,755                 203,600
  Net (increase) decrease in loans receivable, excludes
    transfers to real estate acquired in settlement of loans              8,730,090              (7,666,760)
  Proceeds from sale of real estate acquired in the
    settlement of loans                                                           -                 116,232
  Proceeds from sale of equipment                                               950                       -
  Purchase of property and equipment                                       (258,462)                (57,211)
                                                                       ------------            ------------
        Net cash used in investing activities                           (17,263,387)             (6,681,390)
                                                                       ------------            ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase in checking and savings accounts                          17,554,405               9,512,644
  Net increase (decrease) in FHLB advances                               (2,100,000)              2,761,111
  Payments to acquire treasury stock                                              -                (235,000)
  Dividends paid                                                           (222,644)               (158,398)
                                                                       ------------            ------------
        Net cash provided by financing activities                        15,231,761              11,880,357
                                                                       ------------            ------------

Net increase in cash and cash equivalents                                 2,270,951               4,874,388

CASH AND CASH EQUIVALENTS, beginning of year                              8,352,038               3,477,650
                                                                       ------------            ------------

CASH AND CASH EQUIVALENTS, end of year                                 $ 10,622,989            $  8,352,038
                                                                       ============            ============

                          EAGLE BANCORP AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             June 30, 2002 and 2001


NOTE 1.   REPORTING ENTITY
--------------------------

Eagle Bancorp was organized in 2000 as the majority-owned subsidiary of Eagle Financial, MHC and the sole parent of American Federal Savings Bank (the Bank). Collectively, Eagle Bancorp and the Bank are referred to herein as "the Company".

The Bank is a federally chartered savings bank subject to the regulations of the Office of Thrift Supervision. The Bank is a member of the Federal Home Loan Bank System and its deposit accounts are insured to the applicable limits by the Federal Deposit Insurance Corporation ("FDIC").

The Bank is headquartered in Helena, Montana, and operates additional branches in Butte, Bozeman, and Townsend, Montana. The Bank's market area is concentrated in south central Montana, to which it primarily offers commercial, residential, and consumer loans. The Bank's principal business is accepting deposits and, together with funds generated from operations and borrowings, investing in various types of loans and securities.

The consolidated financial statements include the accounts of Eagle Bancorp, and the Bank. Intercompany transactions and balances are eliminated in consolidation.


NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
----------------------------------------------------

MANAGEMENT ESTIMATES:
The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets, liabilities, income and expense. Actual results could differ significantly from these estimates.

Significant estimates are necessary in determining the recorded value of the allowance for loan losses, mortgage servicing rights, and available-for-sale securities. Management believes the assumptions used in arriving at these estimates are appropriate.

CASH AND CASH EQUIVALENTS:
For purposes of reporting cash flows, cash and cash equivalents include cash and deposits with correspondent banks.

The Company maintains cash balances at several banks. Accounts at each institution are insured by the FDIC up to $100,000. No account balances were held with correspondent banks that were in excess of FDIC insured levels.

                          EAGLE BANCORP AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             June 30, 2002 and 2001


NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
----------------------------------------------------------------

INVESTMENT SECURITIES:
The Company designates debt and equity securities as held-to-maturity, available-for-sale, or trading.

HELD-TO-MATURITY - Debt investment securities that management has the positive intent and ability to hold until maturity are classified as held-to-maturity and are carried at their remaining unpaid principal balance, net of unamortized premiums or unaccreted discounts. Premiums are amortized and discounts are accreted using the interest method over the period remaining until maturity.

AVAILABLE-FOR-SALE - Investment securities that will be held for indefinite periods of time, including securities that may be sold in response to changes in market interest or prepayment rates, need for liquidity, and changes in the availability of and the yield of alternative investments, are classified as available-for-sale. These assets are carried at fair value. Unrealized gains and losses, net of tax, are reported as other comprehensive income. Gains and losses on the sale of available-for-sale securities are determined using the specific identification method.

Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are other than temporary are recognized by write-downs of the individual securities to their fair value. Such write-downs would be included in earnings as realized losses.

TRADING - No investment securities were designated as trading at June 30, 2002 and 2001.

FEDERAL HOME LOAN BANK STOCK:
The Company's investment in Federal Home Loan Bank (FHLB) stock is a restricted investment carried at cost ($100 per share par value), which approximates its fair value. As a member of the FHLB system, the Company is required to maintain a minimum level of investment in FHLB stock based on specific percentages of its outstanding FHLB advances. The Company may request redemption at par value of any stock in excess of the amount it is required to hold. Stock redemptions are made at the discretion of the FHLB.

MORTGAGE LOANS HELD-FOR-SALE:
Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value, determined in aggregate, plus the fair value of associated derivative financial instruments. Net unrealized losses, if any, are recognized in a valuation allowance by a charge to income.

LOANS RECEIVABLE:
Loans receivable that management has the intent and ability to hold until maturity are reported at the outstanding principal balance adjusted for any charge-offs, the allowance for loan losses, and

                          EAGLE BANCORP AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             June 30, 2002 and 2001


NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
----------------------------------------------------------------

any deferred fees or costs on originated loans and unamortized premiums or unaccreted discounts on purchased loans. Loan origination fees, net of certain direct origination costs are deferred and amortized over the contractual life of the loan, as an adjustment of the yield, using the interest method.

IMPAIRED LOANS AND RELATED INCOME:
A loan is considered impaired when management determines that it is probable that all contractual amounts of principal and interest will not be paid as scheduled in the loan agreement. These loans may include nonaccrual loans past due 90 days or more, loans restructured in the current year, and other loans that management considers to be impaired.

When a loan is placed on nonaccrual status, all interest previously accrued but not collected is reversed and charged against interest income. Income on nonaccrual loans is then recognized only when the loan is brought current, or when, in the opinion of management, the borrower has demonstrated the ability to resume payments of principal and interest. Interest income on restructured loans is recognized pursuant to the terms of new loan agreements. Interest income on other impaired loans is monitored and based upon the terms of the underlying loan agreement. However, the recorded net investment in impaired loans, including accrued interest, is limited to the present value of the expected cash flows of the impaired loan, the observable fair market value of the loan, or the fair value of the loan's collateral.

PROVISION FOR LOAN LOSSES:
The allowance for loan losses is increased by the provision for loan losses charged to operations and is decreased by loan charge-offs, net of recoveries. Management estimates the provision for loan losses by evaluating known and inherent risks in the loan portfolio. These factors include changes in the size and composition of the loan portfolio, actual loan loss experience, current economic conditions, detailed analysis of individual loans for which full collectibility may not be assured, determination of the existence and realizable value of the collateral, and guarantees securing the loans. The allowance is based upon market factors and trends which extend beyond the Company's control, and which may result in losses or recoveries differing significantly from those provided for in the financial statements.

A material estimate that is particularly susceptible to significant change relates to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with the foreclosures or in satisfaction of loans. In connection with the determination of the estimated losses on loans and foreclosed assets held-for-sale, management obtains independent appraisals for significant properties.

                          EAGLE BANCORP AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             June 30, 2002 and 2001


NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
----------------------------------------------------------------

The majority of the Company's loan portfolio consists of consumer loans, commercial real estate loans and single-family residential loans secured by real estate in south central Montana. Real estate prices in this market have been stable. However, the ultimate collectibility of a substantial portion of the Company's loan portfolio may be susceptible to changes in local market conditions in the future.

MORTGAGE SERVICING RIGHTS:
The Company allocates its total cost in mortgage loans between mortgage servicing rights and loans, based upon their relative fair values, when loans are subsequently sold or securitized, with the servicing rights retained. Fair values are generally obtained through market survey data. Impairment of mortgage servicing rights is measured based upon the characteristics of the individual loans, including note rate, term, underlying collateral, current market conditions, and estimates of net servicing income. The Company accounts for its recorded value on a loan-by-loan basis and possible impairment of mortgage servicing rights on a portfolio basis.

Mortgage servicing rights are amortized in proportion to, and over the estimated period of, net servicing income, adjusted for actual loan prepayments.

REAL ESTATE OWNED:
Real estate properties acquired through, or in lieu of, loan foreclosure are initially recorded at the lower of the unpaid principal balance of the related loan or the fair market value of the real estate acquired less estimated selling costs. After foreclosure, management performs subsequent valuations, and the carrying value of a real estate owned property is adjusted by a charge to expense to reflect any subsequent declines in estimated fair value. Fair value estimates are based on recent appraisals and other available information. Routine holding costs are charged to expense as incurred, while significant improvements are capitalized. Gains and losses on sales of real estate owned are recognized upon disposition.

PROPERTY AND EQUIPMENT:
Property and equipment is recorded at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the expected useful lives of the assets, ranging from 3 to 35 years. The costs of maintenance and repairs are expensed as incurred, while major expenditures for renewals and betterments are capitalized.

INCOME TAXES:
Income taxes are accounted for under the asset and liability method. Accordingly, deferred taxes are recognized for the estimated future tax effects attributable to "temporary differences" between the financial statement carrying amounts and the tax basis of existing assets and

                          EAGLE BANCORP AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             June 30, 2002 and 2001


NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
----------------------------------------------------------------

liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax laws or rates is recognized in income tax expense in the period that includes the enactment date of the change.

A deferred tax liability is recognized for all temporary differences that will result in future taxable income. A deferred tax asset is recognized for all temporary differences that will result in future tax deductions, subject to reduction of the asset by a valuation allowance in certain circumstances. This valuation allowance is recognized if, based on an analysis of available evidence, management determines that it is more likely than not that some portion or all of the deferred tax asset will not be realized. The valuation allowance is subject to ongoing adjustment based on changes in circumstances that affect management's judgement about the realizability of the deferred tax asset. Adjustments to increase or decrease the valuation allowance are charged or credited, respectively, to income tax expense.

ADVERTISING COSTS:
The Company expenses advertising costs as they are incurred. Advertising costs were $108,619 and $161,083 for the years ended June 30, 2002 and 2001, respectively.

EMPLOYEE STOCK OWNERSHIP PLAN:
Compensation expense recognized for the Company's ESOP equals the fair value of shares that have been allocated or committed to be released for allocation to participants. Any difference between the fair value of the shares at the time and the ESOP's original acquisition cost is charged or credited to stockholders' equity (additional paid-in capital). The cost of ESOP shares that have not yet been allocated or committed to be released is deducted from stockholders' equity.

EARNINGS PER SHARE:
Basic earnings per share (EPS) is calculated by dividing net income by the weighted average number of common shares outstanding for the period. Diluted EPS is calculated by dividing net income by the weighted average number of common shares used to compute basic EPS plus the incremental amount of potential common stock determined by the treasury stock method. For purposes of computing EPS, outstanding common shares include all shares issued to the Mutual Holding Company but exclude ESOP shares that have not been allocated or committed to be released for allocation to participants.

                          EAGLE BANCORP AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             June 30, 2002 and 2001


NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
----------------------------------------------------------------

FINANCIAL INSTRUMENTS:
Effective July 1, 2000, the Company adopted FASB Statement No. 133 ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES (SFAS 133). SFAS 133 requires that all derivative financial instruments that qualify for hedge accounting be recognized in the financial statements and measured at fair value regardless of the purpose or intent for holding them. Changes in the fair value of derivative financial instruments used as cash flow hedges are recognized as a component of comprehensive income. The adoption of SFAS 133 did not have a material effect on the Company's primary financial statements, but did increase comprehensive income by $11,535 and $18,331 for the years ended June 30, 2002 and 2001, respectively, in the accompanying consolidated statements of changes in stockholders' equity.

The carrying value of the Company's financial instruments approximates fair value. The fair value of the Company's financial instruments is generally determined by a third party's valuation of the underlying asset.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS:
In July 2001, the Financial Accounting Standards Board (FASB) issued Statement 141, BUSINESS COMBINATIONS, and Statement 142, GOODWILL AND OTHER INTANGIBLE ASSETS. Statement 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 as well as all purchase method business combinations completed after June 30, 2001. Statement 141 also specifies criteria that intangible assets acquired in a purchase method business combination must meet to be recognized and reported apart from goodwill. Statement 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of Statement 142. However, goodwill recognized in connection with a branch acquisition will continue to be subject to provisions of Statement 72, ACCOUNTING FOR CERTAIN ACQUISITIONS OF BANKING OR THRIFT INSTITUTIONS. Statement 142 also requires that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with Statement 144, ACCOUNTING FOR THE IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS. These new standards will not impact the Company's financial reporting.

                          EAGLE BANCORP AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             June 30, 2002 and 2001


NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
----------------------------------------------------------------

In October of 2001, the FASB issued Statement 144, "ACCOUNTING FOR THE IMPAIRMENT OR DISPOSAL OF LONG LIVED ASSETS", which is effective for fiscal years beginning after December 15, 2001. This statement supercedes FASB Statement 121, "ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF." However, it retains the fundamental provisions of Statement 121 for the recognition and measurement of the impairment of long-lived assets to be held and used and the measurement of long-lived assets to be disposed of by sale. Impairment of goodwill is not included in the scope of Statement 144 and will be treated in accordance with the accounting standards established in Statement 142. According to Statement 144, long-lived assets are to be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing or discontinued operations. The statement applies to all long-lived assets, including discontinued operations, and replaces the provisions of APB Opinion No. 30, "REPORTING THE RESULTS OF OPERATIONS - REPORTING THE EFFECTS OF DISPOSAL OF A SEGMENT OF A BUSINESS, AND EXTRAORDINARY, UNUSUAL AND INFREQUENTLY OCCURRING EVENTS AND TRANSACTIONS", for the disposal of segments of business. The provisions of Statement 144 are effective for fiscal years beginning after December 15, 2001. Management does not expect adoption of Statement 144 to have a material impact on the consolidated financial statements of the Company.

RECLASSIFICATIONS:
Certain items in the 2001 financial statements have been reclassified to conform to the presentation in the 2002 financial statements. These reclassifications have no effect on the Bank's previously reported financial position or results of operation.

                          EAGLE BANCORP AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             June 30, 2002 and 2001


NOTE 3.   EARNINGS PER SHARE
----------------------------

The following table sets forth the computation of basic and diluted earnings per share for the years ended June 30:


                                                                       2002               2001
                                                                       ----               ----
         Weighted average shares outstanding
           during the year on which basic earnings
           per share is calculated                                    1,168,669         1,173,771
         Add: weighted average of stock
           incentive shares held in treasury                             17,917             8,215
                                                                  -------------     -------------
         Average outstanding shares on which
           diluted earnings per share is calculated                   1,186,586         1,181,986
                                                                  =============     =============

         Net income applicable to common
           stockholders                                           $   1,959,433     $   1,220,795
                                                                  =============     =============

         Basic earnings per share                                 $        1.68     $        1.04
                                                                  =============     =============

         Diluted earnings per share                               $        1.65     $        s1.03
                                                                  =============     =============



NOTE 4.   REGULATORY CAPITAL REQUIREMENTS
-----------------------------------------

The Bank is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classifications are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of tangible and core capital (as defined in the regulations) to total adjusted assets (as defined), and of risk-based capital (as

                          EAGLE BANCORP AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             June 30, 2002 and 2001


NOTE 4.   REGULATORY CAPITAL REQUIREMENTS (CONTINUED)
-----------------------------------------------------

defined) to risk-weighted assets (as defined). Management believes, as of June 30, 2002 and 2001, that the Bank meets all capital adequacy requirements to which it is subject.


The most recent notification from the Office of Thrift Supervision (OTS) (as of July 16, 2001) categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Bank must maintain minimum tangible, core, and risk-based ratios as set forth in the table below. Since the most recent notification from the OTS, the Bank's ratios have improved. As a result, management believes that the Bank would be considered well-capitalized by the OTS at June 30, 2002 and 2001, respectively.


The Bank's actual capital amounts (in thousands) and ratios are presented in the table below.


                                                                                          TO BE CONSIDERED
                                                                                          WELL CAPITALIZED
                                                                                            UNDER PROMPT
                                                                  FOR CAPITAL                CORRECTIVE
                                       ACTUAL                  ADEQUACY PURPOSES          ACTION PROVISIONS
                              -----------------------      ------------------------    ------------------------
                                 AMOUNT       RATIO          AMOUNT         RATIO        AMOUNT         RATIO
                                 ------       -----          ------         -----        ------         -----
      AS OF JUNE 30, 2002:
        Tangible              $  20,060      10.96%        $  2,744         1.5%             N/A         N/A
        Leverage              $  20,060      10.96%        $  7,318         4.0%        $  9,148         5.0%
        Tier 1 risk-based     $  20,060      19.03%        $  4,217         4.0%        $  6,325         6.0%
        Total risk-based      $  20,736      19.67%        $  8,434         8.0%        $ 10,542        10.0%

      AS OF JUNE 30, 2001:
        Tangible              $  18,315      11.04%        $  2,488         1.5%             N/A         N/A
        Leverage              $  18,315      11.04%        $  6,635         4.0%        $  8,293         5.0%
        Tier 1 risk-based     $  18,315      18.51%        $  3,958         4.0%        $  5,937         6.0%
        Total risk-based      $  18,975      19.18%        $  7,916         8.0%        $  9,895        10.0%

                          EAGLE BANCORP AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             June 30, 2002 and 2001


NOTE 4.   REGULATORY CAPITAL REQUIREMENTS (CONTINUED)
-----------------------------------------------------

A reconciliation of the Bank's capital (in thousands) determined by generally accepted accounting principles to capital defined for regulatory purposes, is as follows:

                                                                         June 30,
                                                             ------------------------------
                                                                  2002            2001
                                                             -------------    -------------
      Capital determined by generally
        accepted accounting principles                       $      20,336    $      18,467
      Unrealized (gain) loss on securities
        available-for-sale                                            (272)            (134)
      Unrealized loss on equity securities                               8                -
      Unrealized gain on forward delivery
        commitments                                                    (12)             (18)
                                                             -------------    -------------
      Tier I (core) capital                                         20,060           18,315
      Unallocated allowance for loan losses                            676              660
                                                             -------------    -------------
          Total risk based capital                           $      20,736    $      18,975
                                                             =============    =============

DIVIDEND LIMITATIONS
Under OTS regulations that became effective April 1, 1999, savings associations such as the Bank generally may declare annual cash dividends up to an amount equal to net income for the current year plus net income retained for the two preceding years. Dividends in excess of such amount requires OTS approval. The Bank has paid dividends totaling $222,644 and $158,398 to the Company during the years ended June 30, 2002, and 2001, respectively. The Company had paid four quarterly dividends of $0.10 per share to its shareholders for the year ended June 30, 2002, and four quarterly dividends of $0.07 per share to its shareholders for the year ended June 30, 2001.

LIQUIDATION RIGHTS
All depositors who had liquidation rights with respect to the Bank as of the effective date of the Reorganization continue to have such rights solely with respect to the Mutual Holding Company, as long as they continue to hold deposit accounts with the Bank. In addition, all persons who become depositors of the Bank subsequent to the Reorganization will have liquidation rights with respect to the Mutual Holding Company.

                          EAGLE BANCORP AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             June 30, 2002 and 2001


NOTE 5.   RESTRICTIONS ON CASH AND DUE FROM BANKS
-------------------------------------------------

The Company is required to maintain cash reserves on deposit with the Federal Reserve Bank based on deposits.

As of June 30, 2002 and 2001, the Company was required to have aggregate cash deposits with the Federal Reserve Bank of approximately $276,000 and $278,000, respectively.


NOTE 6.   INVESTMENT SECURITIES
-------------------------------

The Company's investment policy requires that the Company purchase only high-grade investment securities. Municipal obligations are categorized as "AAA" or better by a nationally recognized statistical rating organization. These ratings are achieved because the securities are backed by the full faith and credit of the municipality and also supported by third-party credit insurance policies. Mortgage backed securities and collateralized mortgage obligations are issued by government sponsored corporations, including Federal Home Loan Mortgage Corporation, Federal National Mortgage Association, and the Guaranteed National Mortgage Association. The amortized cost and estimated fair values of securities, together with unrealized gains and losses, are as follows:

                                                   GROSS            GROSS
                                  AMORTIZED      UNREALIZED       UNREALIZED          FAIR
                                    COST           GAINS           (LOSSES)           VALUE
                               --------------  -------------    --------------    --------------
     JUNE 30, 2002:
     --------------
     AVAILABLE-FOR-SALE:
       U.S. government and
         agency obligations    $    6,963,730  $      70,249    $            -   $     7,033,979
       Municipal obligations        4,301,732              -           (10,233)        4,291,499
       Corporate obligations        8,548,317        177,158                 -         8,725,475
       Mortgage-backed
         securities                 6,505,009         64,995                 -         6,570,004
         Mutual funds               4,575,378             10                 -         4,575,388
       Collateralized
         mortgage obligations      16,829,068        183,960                 -        17,013,028
       Corporate preferred
             stock                  1,955,215              -           (10,716)        1,944,499
                               --------------  -------------    --------------   ---------------
           Total               $   49,678,449  $     496,372    $      (20,949)  $    50,153,872
                               ==============  =============    ==============   ===============

     HELD-TO-MATURITY:
       Municipal obligations   $    1,354,531  $      37,458    $            -   $     1,391,989
       Mortgage-backed
         securities                 2,520,593         90,112                 -         2,610,705
                               --------------  -------------    --------------   ---------------
           Total               $    3,875,124  $     127,570    $            -   $     4,002,694
                               ==============  =============    ==============   ===============

                          EAGLE BANCORP AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             June 30, 2002 and 2001


NOTE 6.   INVESTMENT SECURITIES (CONTINUED)
-------------------------------------------

                                                   GROSS            GROSS
                                  AMORTIZED      UNREALIZED       UNREALIZED          FAIR
                                    COST           GAINS           (LOSSES)           VALUE
                               --------------  -------------    --------------   ---------------
     JUNE 30, 2001:
     --------------
     AVAILABLE-FOR-SALE:
       U.S. government and
         agency obligations    $    4,566,644  $      42,694    $            -   $     4,609,338
       Municipal obligations        4,303,574              -           (58,672)        4,244,902
       Corporate obligations        7,114,917        190,667                 -         7,305,584
       Mortgage-backed
         securities                 4,029,519         73,726                 -         4,103,245
       Collateralized
         mortgage obligations       1,190,586              -            (4,304)        1,186,282
       Corporate preferred
           stock                      150,000          4,169                 -           154,169
                               --------------  -------------    --------------   ---------------
           Total               $   21,355,240  $     311,256    $      (62,976)  $    21,603,520
                               ==============  =============    ==============   ===============

     HELD-TO-MATURITY:
       U.S. government and
         agency obligations    $    1,395,905  $      19,267    $            -   $     1,415,172
       Municipal obligations        1,078,681         13,070                 -         1,091,751
       Mortgage-backed
         securities                 4,096,208         54,241                 -         4,150,449
                               --------------  -------------    --------------   ---------------

           Total               $   6,570,794   $      86,578    $            -   $    6,657,372
                               ==============  =============    ==============   ===============

The Company has not entered into any interest rate swaps, options, or futures contracts relating to investment securities.

Gross recognized gains and (losses) on securities available-for-sale were $16,629 and $4,755 for the years ended June 30, 2002 and 2001, respectively.

The amortized cost and estimated fair value of securities at June 30, 2002 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                          EAGLE BANCORP AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             June 30, 2002 and 2001


NOTE 6.   INVESTMENT SECURITIES (CONTINUED)
-------------------------------------------

                                                         JUNE 30, 2002
                               ------------------------------------------------------------------
                                       HELD-T0-MATURITY                 AVAILABLE-FOR-SALE
                                          SECURITIES                        SECURITIES
                               -----------------------------     --------------------------------
                                  AMORTIZED       FAIR                AMORTIZED        FAIR
                                    COST          VALUE                 COST           VALUE
                                    ----          -----                 ----           -----

     Due in one year           $     320,929  $     327,208      $    3,208,030    $    3,276,533
     Due after one year
       through five years            200,618        203,453           8,551,028         8,720,526
     Due after five years
       through ten years             568,622        586,023                   -                 -
     Due after ten years             264,362        275,305           8,054,721         8,053,894
                               -------------  -------------      --------------    --------------
                                   1,354,531      1,391,989          19,813,779        20,050,953
     Preferred stock                                                  1,955,215         1,944,500
     Mortgaged-backed
       securities                  2,520,593      2,610,705           6,505,009         6,570,004
     Mutual funds                          -              -           4,575,378         4,575,388
     Collateralized
       mortgage
       obligations                         -              -          16,829,068        17,013,027
                               -------------  -------------      --------------    --------------

         Total                 $  3,875,124   $   4,002,694      $   49,678,449    $   50,153,872
                               ============   =============      ==============    ==============

Maturities of securities do not reflect repricing opportunities present in adjustable rate securities, nor do they reflect expected shorter maturities based on early prepayment of principal.

A federal agency obligation bond with amortized cost of approximately $500,000 and $499,000 has been pledged to the Federal Reserve Bank to serve as collateral for the Company's treasury, tax, and loan account at June 30, 2002 and 2001, respectively. All other securities are held at the Federal Home Loan Bank for safekeeping.

A municipal bond with amortized cost of $180,000 has been pledged to serve as security for a deposit over $100,000 held by the Company at June 30, 2002. There were no securities pledged for public accounts at June 30, 2001.

                          EAGLE BANCORP AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             June 30, 2002 and 2001


NOTE 7.   LOANS RECEIVABLE
--------------------------

Loans receivable consist of the following:

                                                                      June 30,
                                                        --------------------------------
                                                             2002               2001
                                                        --------------    --------------
          First mortgage loans:
            Residential mortgage (1 - 4 family)         $   66,958,637    $   75,961,742
            Commercial real estate                           9,454,674         9,062,769
            Real estate construction                         2,931,032         1,981,968
          Other loans:
            Home Equity                                     14,235,907        15,698,367
            Consumer                                        10,023,869        10,362,135
            Commercial                                       2,842,782         2,720,740
                                                        --------------    --------------
              Total                                        106,446,901       115,787,721
          Less:  Allowance for loan losses                    (702,705)         (688,282)
                 Deferred loan fees, net                      (120,983)         (121,544)
                                                        --------------    --------------
                Total                                   $  105,623,213    $  114,977,895
                                                        ==============    ==============

Loans net of related allowance for loan losses on which the accrual of interest has been discontinued were $528,000 and $407,000 at June 30, 2002 and 2001, respectively. Interest income not accrued on these loans and cash interest income were immaterial for the years ended June 30, 2002 and 2001. The allowance for loan losses on nonaccrual loans as of June 30, 2002 and 2001 was $11,567 and $20,118, respectively. The Company expects to collect all amounts due on nonaccrual loans, including interest accrued at contractual rates, accordingly there are no loans considered impaired at June 30, 2002 and 2001.

The following is a summary of changes in the allowance for loan losses:


                                                               Years Ended June 30,
                                                        --------------------------------
                                                             2002              2001
                                                        --------------    --------------
          Balance, beginning of period                  $      688,282           712,165
            Reclassification to REO reserve                          -           (13,725)
                 Transfer from interest reserve                  6,510                 -
            Provision charged to operations                          -                 -
            Charge-offs                                        (27,390)          (29,037)
            Recoveries                                          35,303            18,879
                                                        --------------    --------------

          Balance, end of period                        $      702,705    $      688,282
                                                        ==============    ==============

                          EAGLE BANCORP AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             June 30, 2002 and 2001


NOTE 7.   LOANS RECEIVABLE (CONTINUED)
--------------------------------------

Loans are granted to directors and officers of the Company in the ordinary course of business. Such loans are made in accordance with policies established for all loans of the Company, except that directors, officers, and employees may be eligible to receive discounts on loan origination costs.

Loans receivable from directors and senior officers of the Company at June 30, 2002 and 2001, were $115,589 and $96,248, respectively. Interest income from these loans was $7,843 and $5,273 for the years ended June 30, 2002 and 2001, respectively.

The Bank has pledged its residential mortgage (1-4 family) loans as collateral for the advances from the Federal Home Loan Bank of Seattle. The pledge is not loan specific and does not preclude the Bank from selling loans on the secondary market.

NOTE 8.   MORTGAGE SERVICING RIGHTS
-----------------------------------

The Company is servicing loans for the benefit of others totaling approximately $141,671,000 and $110,475,000 at June 30, 2002 and 2001, respectively. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors, and foreclosure processing.

Custodial escrow balances maintained in connection with the foregoing loan servicing, and included in demand deposits, were approximately $485,000 and $453,000 at June 30, 2002 and 2001, respectively.

The following is a summary of activity in mortgage servicing rights and the valuation allowance:

                                                               Years Ended June 30,
                                                        --------------------------------
                                                             2002              2001
                                                        --------------    --------------
      Mortgage Servicing Rights
       Balance, beginning of period                     $    1,315,819    $    1,338,271
         Mortgage servicing rights capitalized                 618,085           150,029
         Amortization of mortgage servicing
           rights                                             (324,071)         (172,481)
                                                        --------------    --------------

                                                             1,609,833         1,315,819


                          EAGLE BANCORP AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             June 30, 2002 and 2001

NOTE 8.   MORTGAGE SERVICING RIGHTS (CONTINUED)
-----------------------------------------------

       Valuation Allowance
          Balance, beginning of period                               -                 -
                                                        --------------    --------------
          Provision charged to operations                       21,515                 -
                                                        --------------    --------------
                          Balance, end of period                21,515                 -
                                                        --------------    --------------
                Net Mortgage Servicing Rights           $    1,588,318    $    1,315,819
                                                        ==============    ==============

NOTE 9.   PROPERTY AND EQUIPMENT
--------------------------------

Property and equipment and related depreciation are summarized by major classification as follows:

                                                                    June 30,
                                                        --------------------------------
                                                             2002              2001
                                                        --------------    --------------
          Land, buildings, and improvements             $    7,747,811    $    7,743,396
          Furniture and equipment                            2,896,668         2,671,944
                                                        --------------    --------------
              Total                                         10,644,479        10,415,340
          Accumulated depreciation                          (4,353,097)       (3,909,713)
                                                        --------------    --------------
              Total                                     $    6,291,382    $    6,505,627
                                                        ==============    ==============

Depreciation expense totaled $472,707 and $513,664 for the years ended June 30, 2002 and 2001, respectively.

NOTE 10.  DEPOSITS
------------------

Deposits are summarized as follows:

                                                                     June 30,
                                                        --------------------------------
                                                             2002              2001
                                                        --------------    --------------
          Noninterest checking                          $    6,835,235    $    6,486,306
          Interest-bearing checking (0.65%, 1.00%)          24,908,989        22,535,586
          Passbook (1.50%, 3.00%)                           22,464,984        20,688,121
          Money market (2.27%, 3.78%)                       27,568,930        17,399,325
          Time certificates of deposit
          (2002, 2.25% - 6.58%; 2001, 4.02% - 6.58%)        69,826,601        66,940,992
                                                        --------------    --------------
                                                        $  151,604,739    $  134,050,330
                                                        ==============    ==============

The weighted average cost of funds was 2.59% and 3.72% at June 30, 2002 and 2001, respectively.

                          EAGLE BANCORP AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             June 30, 2002 and 2001

NOTE 10.  DEPOSITS (CONTINUED)
------------------------------

Time certificates of deposit maturities at June 30, 2002 are as follows:

          Within one year                       $   54,327,543
          One to two years                          12,311,876
          Two to three years                         1,583,938
          Four to five years                         1,333,017
          Thereafter                                   270,227
                                                --------------
              Total                             $   69,826,601
                                                ==============


Interest expense on deposits is summarized as follows:

                                                        Years Ended June 30,
                                                --------------------------------
                                                     2002                2001
                                                --------------    --------------

          Checking                              $      193,518    $      250,778
          Passbook                                     456,134           614,781
          Money market                                 648,686           601,884
          Time certificates of deposit               3,104,395         3,648,838
                                                --------------    --------------

              Total                             $    4,402,733    $    5,116,281
                                                ==============    ==============

At June 30, 2002 and 2001, the Company held $23,338,000 and $16,554,000, respectively, in deposit accounts of $100,000 or more. Deposit accounts in excess of $100,000 are not insured by the FDIC.

At June 30, 2002 and 2001 the Company reclassified $23,743 and $17,813, respectively in overdrawn deposits as loans.

Directors' and senior officers' deposit accounts at June 30, 2002 and 2001, were $452,099 and $354,875, respectively.

                          EAGLE BANCORP AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             June 30, 2002 and 2001

NOTE 11.  ADVANCES FROM THE FEDERAL HOME LOAN BANK OF SEATTLE
-------------------------------------------------------------

Advances from the Federal Home Loan Bank of Seattle mature as follows:

                                                             June 30,
                                                --------------------------------
          Maturing period                            2002              2001
          ---------------                       --------------    --------------
          Within one year                       $      100,000    $    2,100,000
          One to two years                             100,000           100,000
          Two to three years                         5,100,000           100,000
          Three to four years                        3,100,000         5,100,000
          Four to five years                           100,000         3,100,000
          Thereafter                                   843,889           943,889
                                                --------------    --------------

                                                $    9,343,889    $   11,443,889
                                                ==============    ==============

One advance requires annual principal payments of $100,000. The remaining advances are due at maturity. Two advances are subject to quarterly put options that would allow the FHLB to require the Company to repay the advance ahead of their scheduled maturity. The next put date is October 14, 2002. The advances are subject to prepayment penalties. The interest rates on advances are fixed. The weighted average interest rate for advances at June 30, 2002 and 2001 was 6.20% and 6.15%, respectively. The weighted average amount outstanding was $10,331,000 and $10,836,000 for the years ended June 30, 2002 and 2001, respectively.

The maximum amount outstanding at any month-end was $11,435,556 and $12,174,445 during the years ended June 30, 2002 and 2001, respectively.

The advances are collateralized by a blanket pledge of the Bank's 1-4 family residential mortgage portfolio. At June 30, 2002 and 2001, the Company exceeded the collateral requirements of the FHLB. The Company's investment in FHLB stock is also pledged as collateral on these advances.

The total FHLB funding line available to the Company at June 30, 2002, was 25% of total Bank assets, or approximately $45,900,000.

                          EAGLE BANCORP AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             June 30, 2002 and 2001

NOTE 12.  INCOME TAXES
----------------------

The components of the Company's income tax provision (benefit) are as follows:

                                                                Years Ended June 30,
                                                        --------------------------------
                                                             2002               2001
                                                        --------------    --------------
          Current:
            U.S. federal                                $      869,289    $      538,129
            Montana                                            185,948           112,710
                                                        --------------    --------------
                                                             1,055,237           650,839
                                                        --------------    --------------
          Deferred:
            U.S. federal                                        (9,200)          (25,200)
            Montana                                             (1,800)           (1,000)
                                                        --------------    --------------
                                                               (11,000)          (26,200)
                                                        --------------    --------------

              Total                                     $    1,044,237    $      624,639
                                                        ==============    ==============

The nature and components of deferred tax assets and liabilities, which are a component of accrued liabilities in the accompanying statement of financial condition, are as follows:

                                                                    June 30,
                                                        --------------------------------
                                                             2002              2001
                                                        --------------    --------------
          Deferred tax assets:
            Deferred compensation                       $      244,000    $      232,000
            Allowance for loan losses (state only)              47,000            47,000
            Deferred loan fees                                  53,000            50,000
            Other                                               18,000            14,000
                                                        --------------    --------------
              Total deferred tax assets                        362,000           343,000
                                                        --------------    --------------

          Deferred tax liabilities:
            Accumulated depreciation                           118,000           142,000
            FHLB stock                                         503,000           462,000
            Securities available-for-sale                      180,000            88,000
            Unrealized gain on hedging                           8,000            11,000
            Interest receivable                                  1,000             1,000
            Allowance for loan losses (Federal only)            69,000            91,000
            Other                                                    -             3,000
                                                        --------------    --------------
              Total deferred tax liabilities                   879,000           798,000
                                                        --------------    --------------

          Net deferred tax liability                    $      517,000    $      455,000
                                                        ==============    ==============

                          EAGLE BANCORP AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             June 30, 2002 and 2001

NOTE 12.  INCOME TAXES (CONTINUED)
----------------------------------

The Company believes, based upon the available evidence, that all deferred tax assets will be realized in the normal course of operations. Accordingly, these assets have not been reduced by a valuation allowance.

A reconciliation of the Company's effective income tax provision to the statutory federal income tax rate is as follows:

                                                     Years Ended June 30,
                                               --------------------------------
                                                    2002              2001
                                               --------------    --------------
          Federal income taxes at the
            statutory rate of 34%              $    1,021,247    $      627,448
          State income taxes                          184,000            88,000
          Nontaxable income                          (157,000)          (92,930)
          Other, net                                    6,990             2,121
                                               --------------    --------------

          Income tax expense                   $    1,044,237    $      624,639
                                               ==============    ==============

          Effective tax rate                             34.8%             33.8%
                                               ==============    ==============

Prior to January 1, 1987, the Company was allowed a special bad debt deduction limited generally in the current year to 32% (net of preference tax) of otherwise taxable income and subject to certain limitations based on aggregate loans and savings account balances at the end of the year. If the amounts that qualified as deductions for federal income tax purposes are later used for purposes other than for bad debt losses, they will be subject to federal income tax at the then current corporate rate. Retained earnings include approximately $915,000 at June 30, 2002 and 2001, for which federal income tax has not been provided.


NOTE 13.  COMPREHENSIVE INCOME
------------------------------

The Company has adopted SFAS No. 130, REPORTING COMPREHENSIVE INCOME, which establishes standards for the reporting and display of comprehensive income (and its components) in financial statements. Comprehensive income represents the sum of net income and items of "other comprehensive income" that are reported directly in stockholders' equity, such as the change during the period in the after-tax net unrealized gain or loss on securities available-for-sale. In accordance with SFAS No. 130, the Company has reported its comprehensive income for fiscal 2002 and 2001 in consolidated statements of changes in stockholders' equity.

                          EAGLE BANCORP AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             June 30, 2002 and 2001

NOTE 13.  COMPREHENSIVE INCOME (CONTINUED)
------------------------------------------

The Company's other comprehensive income is summarized as follows for the years ended June 30:

                                                          2002           2001
                                                          ----           ----
   Net unrealized holding gain or loss arising during the year:

     Available for sale securities, net of related
     income tax expense of $93,755
     and $299,592, respectively                       $   150,017   $   479,478

     Forward delivery commitments, net of
     related income tax expense of $7,208
     and $11,454, respectively                             11,535        18,331

     Reclassification adjustment for net realized
     gain included in net income, net of
     related income tax expense of
     $17,862 and $1,829, respectively                     (28,552)       (2,926)
                                                       ----------    ----------

         Other comprehensive income                    $  133,000    $  494,883
                                                       ==========    ==========


NOTE 14.  EMPLOYEE BENEFITS
---------------------------

PROFIT SHARING PLAN:
The Company provides a noncontributory profit sharing plan for eligible employees who have completed one year of service. The amount of the Company's annual contribution, limited to a maximum of 15% of qualified employees' salaries, is determined by the Board of Directors. Profit sharing expense was $147,191 and $150,516 for the years ended June 30, 2002 and 2001, respectively.

The Company's profit sharing plan includes a 401(k) feature. At the discretion of the Board of Directors, the Company may match up to 50% of participants' contributions up to a maximum of 4% of participants' salaries. For the years ended June 30, 2002 and 2001, the Company's match totaled $29,512 and $28,640, respectively.

DEFERRED COMPENSATION PLANS:
The Company has entered into a deferred compensation agreement for the benefit of a previous director/employee. The agreement provides for payment of $2,000 per month for the employee's and spouse's lifetime.

                          EAGLE BANCORP AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             June 30, 2002 and 2001

NOTE 14.  EMPLOYEE BENEFITS (CONTINUED)
---------------------------------------

The liability was $0 and $19,286 at June 30, 2002 and 2001, respectively, based upon the present value of the payments over the expected lifetime of the beneficiaries, discounted at 8%.

The Company has entered into deferred compensation contracts with current key employees. The contracts provide fixed benefits payable in equal annual installments upon retirement. The Company purchased life insurance contracts that may be used to fund the payments. The charge to expense is based on the present value computations of anticipated liabilities. For the years ended June 30, 2002 and 2001, the total expense was $78,323 and to $74,484, respectively.

EMPLOYEE STOCK OWNERSHIP PLAN:
The Company has established an ESOP for eligible employees who meet certain age and service requirements. The ESOP borrowed $368,048 from Eagle Bancorp and used the funds to purchase 46,006 shares of common stock in the Offering. The Bank makes periodic contributions to the ESOP sufficient to satisfy the debt service requirements of the loan that has a ten-year term and bears interest at 8%. The ESOP uses these contributions, and any dividends received by the ESOP on unallocated shares, to make principal and interest payments on the loan.

Shares purchased by the ESOP are held in a suspense account by the plan trustee until allocated to participant accounts. Shares released from the suspense account are allocated to participants on the basis of their relative compensation in the year of allocation. Participants become vested in the allocated shares over a period not to exceed seven years. Any forfeited shares are allocated to other participants in the same proportion as contributions.

Total ESOP expense of $62,303 and $50,821 was recognized in fiscal 2002 and 2001 for 4,600 shares committed to be released to participants during the years ended June 30, 2002 and 2001 with respect to the plan years ending December 31, 2001 and 2000. The cost of the 34,506 ESOP shares ($276,048 at June 30, 2002) that have not yet been allocated or committed to be released to participants is deducted from stockholders' equity. The fair value of these shares was approximately $690,120 at that date.

STOCK INCENTIVE PLAN:
The Company adopted the Stock Incentive Plan (the Plan) on October 19, 2000. The Plan provides for different types of awards including stock options, restricted stock and performance shares. Under the Plan, 23,000 shares of restricted stock were granted to directors and certain officers during fiscal 2001. These shares of restricted stock vest in equal installments over five years beginning one year from the grant date.

                          EAGLE BANCORP AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             June 30, 2002 and 2001

NOTE 14.  EMPLOYEE BENEFITS(CONTINUED)
--------------------------------------

During fiscal 2002, 4,600 shares vested and were removed from treasury stock resulting in compensation expense of $52,900.

There were no stock options granted under the Plan as of June 30, 2002.


NOTE 15.  SUPPLEMENTAL CASH FLOW INFORMATION
--------------------------------------------

                                                                 2002              2001
                                                                 ----              ----
SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid during the year for interest                    $    5,018,116    $    5,774,433
                                                            ==============    ==============

  Cash paid during the year for income taxes                $    1,127,388    $      577,000
                                                            ==============    ==============

NON-CASH INVESTING ACTIVITIES:
  (Increase) decrease in market value of
    securities available-for-sale                           $     (243,772)   $     (779,070)
                                                            ==============    ==============

  Mortgage servicing rights capitalized                     $      618,085    $      150,029
                                                            ==============    ==============

  ESOP shares released                                      $       77,945    $       50,821
                                                            ==============    ==============

NOTE 16.  FINANCIAL INSTRUMENTS
-------------------------------

All financial instruments held or issued by the Company are held or issued for purposes other than trading. In the ordinary course of business, the Company enters into off-balance sheet financial instruments consisting of commitments to extend credit and forward delivery commitments for the sale of whole loans to the secondary market.

                          EAGLE BANCORP AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             June 30, 2002 and 2001

NOTE 16.  FINANCIAL INSTRUMENTS (CONTINUED)
-------------------------------------------

COMMITMENTS TO EXTEND CREDIT - In response to marketplace demands, the Company routinely makes commitments to extend credit for fixed rate and variable rate loans with or without rate lock guarantees. When rate lock guarantees are made to customers, the Company becomes subject to market risk for changes in interest rates that occur between the rate lock date and the date that a firm commitment to purchase the loan is made by a secondary market investor.

Generally, as interest rates increase, the market value of the loan commitment goes down. The opposite effect takes place when interest rates decline.

Commitments to extend credit are agreements to lend to a customer as long as the borrower satisfies the Company's underwriting standards and related provisions of the borrowing agreements. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Company uses the same credit policies in making commitments to extend credit as it does for on-balance-sheet instruments. Collateral is required for substantially all loans, and normally consists of real property. The Company's experience has been that substantially all loan commitments are completed or terminated by the borrower within 3 to 12 months.

The notional amount of the Company's commitments to extend credit at fixed and variable interest rates were approximately $2,287,000 and $4,616,000 at June 30, 2002 and 2001, respectively. Fixed rate commitments are extended at rates ranging from 3.75% to 9.75% and 5.875% to 8.00% at June 30, 2002 and 2001,
respectively. The Company has lines of credit representing credit risk of approximately $12,912,000 and $9,295,000 at June 30, 2002 and 2001,
respectively, of which approximately $6,434,000 and $3,995,000 had been drawn at June 30, 2002 and 2001, respectively. The Company has credit cards issued representing credit risk of approximately $2,645,000 and $2,085,000 at June 30, 2002 and 2001, respectively, of which approximately $424,000 and $362,000 had been drawn at June 30, 2002 and 2001, respectively. The Company has letters of credits issued representing credit risk of approximately $131,000 at both June 30, 2002 and 2001.

FORWARD DELIVERY COMMITMENTS - The Company uses mandatory sell forward delivery commitments to sell whole loans. These commitments are also used as a hedge against exposure to interest-rate risks resulting from rate locked loan origination commitments on certain mortgage loans held-for-sale. Gains and losses in the items hedged are deferred and recognized in other comprehensive income until the commitments are completed. At the completion of the commitments the gains and losses are recognized in the Company's income statement.

                          EAGLE BANCORP AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             June 30, 2002 and 2001

NOTE 16.  FINANCIAL INSTRUMENTS (CONTINUED)
-------------------------------------------

As of June 30, 2002 and 2001, the Company had entered into commitments to deliver approximately $5,625,000 and $3,003,000 respectively, in loans to various investors, all at fixed interest rates ranging from 5.75% to 7.25% and 5.875% to 7.25%, at June 30, 2002 and 2001, respectively. The Company had approximately $19,000 and $30,000 of gains deferred as a result of the forward delivery commitments entered into as of June 30, 2002 and 2001, respectively. The total amount of the gain is expected to be taken into income within the next twelve months.

The Company did not have any gains or losses reclassified into earnings as a result of the ineffectiveness of its hedging activities. The Company considers its hedging activities to be highly effective.

The Company did not have any gains or losses reclassified into earnings as a result of the discontinuance of cash flow hedges because it was probable that the original forecasted transaction would not occur by the end of the originally specified time frame as of June 30, 2002.


NOTE 17.  FAIR VALUE OF FINANCIAL INSTRUMENTS
---------------------------------------------

The estimated fair value amounts of financial instrument have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgement is necessarily required to interpret data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

                          EAGLE BANCORP AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             June 30, 2002 and 2001

NOTE 17.  FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)
---------------------------------------------------------

                                                                   June 30,
                                   ----------------------------------------------------------------------
                                                 2002                                       2001
                                   ---------------------------------    ---------------------------------
                                       CARRYING         ESTMATED           CARRYING          ESTIMATED
                                        AMOUNT         FAIR VALUE           AMOUNT           FAIR VALUE
                                   --------------   ----------------    ---------------   ---------------
         FINANCIAL ASSETS:
           Cash and interest-
           bearing accounts         $  10,622,989    $  10,622,989       $    8,352,032    $    8,352,032
           Investment securities
             available-for-sale     $  50,153,872    $  50,153,872       $   21,603,520    $   21,603,520
           Investment securities
             held-to-maturity       $   3,875,124    $   4,002,694       $   6,570,794     $    6,657,372
           Federal Home Loan
             Bank stock             $   1,586,200    $   1,586,200       $   1,487,300     $    1,487,300
           Mortgage loans
             held-for-sale          $   1,352,121    $   1,352,121       $   3,033,244     $    3,033,244
           Loans receivable, net    $ 105,623,213    $ 107,922,000       $ 114,977,895     $  117,928,000
           Mortgage servicing
             rights                 $   1,588,318    $   1,588,318       $   1,315,819     $    1,315,819
           Cash surrender value
             of life insurance      $   2,244,453    $   2,244,453       $   2,140,524     $    2,140,524

         FINANCIAL LIABILITIES:
           Deposits                 $  81,778,138    $  81,778,138       $  67,109,338     $   67,109,338
           Time certificates
             of deposit             $  69,826,601    $  71,068,000       $  66,940,992     $   67,880,000
           Advances from Federal
             Home Loan Bank         $   9,343,889    $   9,984,500       $  11,443,889     $   11,816,500

The following methods and assumptions were used by the Company in estimating the fair value of the following classes of financial instruments.

CASH AND INTEREST-BEARING ACCOUNTS - The carrying amounts approximate fair value due to the relatively short period of time between the origination of these instruments and their expected realization.

INVESTMENT SECURITIES AND STOCK IN THE FHLB - The fair value of investment securities is estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers. The fair value of stock in the FHLB approximates redemption value.

                          EAGLE BANCORP AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             June 30, 2002 and 2001

NOTE 17.  FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)
---------------------------------------------------------

LOANS RECEIVABLE AND MORTGAGE LOANS HELD-FOR-SALE - Fair values are estimated by stratifying the loan portfolio into groups of loans with similar financial characteristics. Loans are segregated by type such as real estate, commercial, and consumer, with each category further segmented into fixed and adjustable rate interest terms.

For mortgage loans, including loans held-for-sale, the Company uses the secondary market rates in effect for loans that have similar characteristics. The fair value of other fixed rate loans is calculated by discounting scheduled cash flows through the anticipated maturities adjusted for prepayment estimates. Adjustable interest rate loans are assumed to approximate fair value because they generally reprice within the short term.

Fair values are adjusted for credit risk based on assessment of risk identified with specific loans, and risk adjustments on the remaining portfolio based on credit loss experience.

Assumptions regarding credit risk are judgmentally determined using specific borrower information, internal credit quality analysis, and historical information on segmented loan categories for non-specific borrowers.

MORTGAGE SERVICING RIGHTS - Fair values are estimated by stratifying the mortgage servicing portfolio into groups of loans with similar financial characteristics, such as loan type, interest rate, and expected maturity. The Company obtains market survey data estimates and bid quotations from secondary market investors who regularly purchase mortgage servicing rights. Assumptions regarding loan payoffs are determined using historical information on segmented loan categories for nonspecific borrowers.

CASH SURRENDER VALUE OF LIFE INSURANCE - The carrying amount for cash surrender value of life insurance approximates fair value as policies are recorded at redemption value.

DEPOSITS AND TIME CERTIFICATES OF DEPOSIT - The fair value of deposits with no stated maturity, such as checking, passbook, and money market, is equal to the amount payable on demand. The fair value of time certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar maturities.

ADVANCES FROM THE FHLB - The fair value of the Company's short-term advances are estimated using discounted cash flow analysis based on the interest rate that would be effective June 30, 2002, if the advances repriced according to their stated terms. The fair value of the Company's putable advances are valued at amounts received from the FHLB.

                          EAGLE BANCORP AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             June 30, 2002 and 2001

NOTE 18.  CONDENSED PARENT COMPANY FINANCIAL STATEMENTS
-------------------------------------------------------

Set forth below is the condensed statements of financial condition as of June 30, 2002 and 2001, of Eagle together with the related condensed statements of income and cash flows for the years ended June 30, 2002 and 2001.

                            Condensed Statements of Financial Condition

                                                                       2002              2001
                                                                       ----              ----
      Assets
      ------
      Cash and cash equivalents                                  $      139,764    $      164,249
      Securities available-for-sale                                   1,168,563         1,082,812
      Investment in American Federal Savings Bank                    20,335,800        18,448,820
      Other assets                                                       71,415            32,472
                                                                 --------------    --------------

          Total assets                                           $   21,715,542    $   19,728,353
                                                                 ==============    ==============

      Liabilities
      -----------
      Accounts payable and accrued expenses                      $       12,665    $       44,441
      Stockholders' Equity                                           21,702,877        19,683,912
                                                                 --------------    --------------

          Total liabilities and stockholders' equity             $   21,715,542    $   19,728,353
                                                                 ==============    ==============

                                    Condensed Statements of Income

      Interest income                                             $      73,610    $       90,066
      Other income                                                            3             2,203
      Noninterest expense                                               (86,423)          (10,000)
                                                                 --------------    --------------
        Income (loss) before income taxes                               (12,810)           82,269
      Income tax expense                                                 (5,612)           27,622
                                                                 --------------    --------------
      Income (loss) before equity in undistributed earnings
        American Federal Savings Bank                                    (7,198)           54,647
      Equity in undistributed earnings American Federal
         Savings Bank                                                 1,966,631         1,166,148
                                                                 --------------    --------------

      Net income                                                 $    1,959,433    $    1,220,795
                                                                 ==============    ==============

                          EAGLE BANCORP AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             June 30, 2002 and 2001

NOTE 18.  CONDENSED PARENT COMPANY FINANCIAL STATEMENTS (CONTINUED)
-------------------------------------------------------------------

                                  Condensed Statements of Cash Flows

                                                                       2002             2001
                                                                       ----             ----
      Cash Flows from Operating Activities:
      -------------------------------------
      Net income                                                 $    1,959,433    $    1,220,795
      Adjustments to reconcile net income to net cash
        used in operating activities:
          Equity in undistributed earnings of American
          Federal Savings Bank                                       (1,966,631)       (1,166,148)
          Restricted stock awards                                        52,900                 -
      Other adjustments, net                                            (58,881)          (67,939)
                                                                 --------------    --------------

          Net cash provided by (used in) operating activities           (13,179)          122,586
                                                                 --------------    --------------

      Cash Flows from Investing Activities:
      -------------------------------------
      Cash contribution from American Federal Savings Bank              230,032                 -
      Purchase of securities:
        Investment securities available-for-sale                       (448,789)         (150,000)
      Proceeds from maturities, calls and principal payments:
        Investment securities available-for-sale                        365,805            99,190
      Proceeds from sale of investment securities
          available-for-sale                                                  -           201,396
                                                                 --------------    --------------

          Net cash provided by (used in) investing activities           147,048           150,586
                                                                 --------------    --------------

      Cash Flows from Financing Activities:
      -------------------------------------
      ESOP payments and dividends                                        64,290                 -
      Payments to purchase treasury stock                                     -          (235,000)
      Dividends paid                                                   (222,644)         (158,398)
                                                                 --------------    --------------
          Net cash used in financing
            activities                                                 (158,354)         (393,398)
                                                                 --------------    --------------

      Net decrease in cash and cash equivalents                         (24,485)         (120,226)

      Cash and cash equivalents at beginning of period                  164,249           284,475
                                                                 --------------    --------------

      Cash and cash equivalents at end of period                 $      139,764    $      164,249
                                                                 ==============    ==============

                          EAGLE BANCORP AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             June 30, 2002 and 2001

NOTE 19.  QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)
-----------------------------------------------------

The following is a condensed summary of quarterly results of operations for the years ended June 30, 2002 and 2001:

                                       FIRST             SECOND            THIRD            FOURTH
                                      QUARTER           QUARTER           QUARTER           QUARTER
                                      -------           -------           -------           -------
Year ended June 30, 2002
         Interest and
           dividend income        $    2,864,982    $    2,859,741    $    2,713,240    $    2,729,583
         Interest expense              1,403,498         1,325,642         1,189,599         1,128,709
                                  --------------    --------------    --------------    --------------

         Net interest income           1,461,484         1,534,099         1,523,641         1,600,874
         Provision for loan
           Losses                              0                 0                 0                 0
         Non-interest income             404,222           704,355           652,841           564,416
         Non-interest expense          1,323,802         1,370,898         1,362,962         1,384,600
                                  --------------    --------------    --------------    --------------

         Income before income
           tax expense                   541,904           867,556           813,520           780,690
         Income tax expense              195,242           305,865           270,040           273,090
                                  --------------    --------------    --------------    --------------

         Net income               $      346,662    $      561,691    $      543,480    $      507,600
                                  ==============    ==============    ==============    ==============

Basic earnings per common
 share                            $          .30    $          .48    $          .46    $          .44
                                  ==============    ==============    ==============    ==============
Diluted earnings per common
 share                            $          .29    $          .47    $          .46    $          .43
                                  ==============    ==============    ==============    ==============

Year ended June 30, 2001
         Interest and
           dividend income        $    2,730,452    $    2,777,476    $    2,805,029    $    2,856,236
         Interest expense              1,377,551         1,466,437         1,482,947         1,465,865
                                  --------------    --------------    --------------    --------------

         Net interest income           1,352,901         1,311,039         1,322,082         1,390,371
         Provision for loan
           losses                              -                 -                 -                 -
         Non-interest income             343,303           401,378           399,920           501,308
         Non-interest expense          1,248,373         1,316,754         1,300,369         1,311,372
                                  --------------    --------------    --------------    --------------

         Income before income
           tax expense                   447,831           395,663           421,633           580,307
         Income tax expense              144,280           124,084           149,735           206,540
                                  --------------    --------------    --------------    --------------

         Net income               $      303,551    $      271,579    $      271,898    $      373,767
                                  ==============    ==============    ==============    ==============

Basic earnings per common
  share                           $          .26    $          .23    $          .23    $          .32
                                  ==============    ==============    ==============    ==============
Diluted earnings per common
Share                             $          N/A    $          N/A    $          .23    $          .32
                                  ==============    ==============    ==============    ==============
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                                      F-38


                          EAGLE BANCORP AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             June 30, 2002 and 2001

NOTE 20.  RELATED PARTY TRANSACTIONS
------------------------------------

The Bank has contracted with Morrison Maierle Systems Corporation, a subsidiary of Morrison Maierle, Inc., to provide support for its in-house computer network. The Bank paid $23,520 during the year ended June 30, 2002 for technical support services, and an additional $54,141 for computer hardware used by the Bank for its computer network. For the year ended June 30, 2001, expenditures were $26,755 for support services $45,958 and for computer hardware and software. Director Jim Maierle is President of Morrison Maierle, Inc.


NOTE 21.  SUBSEQUENT EVENT
--------------------------

The Board announced on July 18, 2002 the declaration of a cash dividend of $0.13 per share for the fourth quarter. It is payable August 23, 2002 to shareholders of record at the close of business August 2, 2002. Eagle Financial MHC, Eagle's mutual holding company, has waived its right to receive dividends on the 648,493 shares of Eagle that Eagle Financial MHC holds.

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


                                 SHAREHOLDER INFORMATION

STOCK LISTING                                                                DIRECTORS

Symbol:  EBMT                                                          DON O. CAMPBELL
OTC Bulletin Board                                                             RETIRED

                                                                       LARRY A. DREYER
SHAREHOLDER SERVICES AGENT                           PRESIDENT/CHIEF EXECUTIVE OFFICER
                                                                         EAGLE BANCORP
Registrar and Transfer Company
10 Commerce Drive                                                       TERESA HARTZOG
Cranford, NJ  07106-3572                                                       RETIRED
(800) 368-5948
www.rtco.com                                                         CHARLES G. JACOBY
                                                            VICE CHAIRMAN OF THE BOARD

SHAREHOLDER CONTACT                                                 THOMAS J. McCARVEL
                                                                        VICE PRESIDENT
Terey Artz                                                             CARROLL COLLEGE
American Federal Savings Bank
1400 Prospect Avenue                                                  JAMES A. MAIERLE
Helena, MT  59601                                                            PRESIDENT
(406) 442-3080                                                  MORRISON-MAIERLE, INC.
tartz@amfedsb.com
                                                                  ROBERT L. PENNINGTON
                                                                 CHAIRMAN OF THE BOARD
INVESTOR INFORMATION
                                                                              OFFICERS
Copies of reports filed with the
Securities and Exchange Commission                                     LARRY A. DREYER
are available without charge through                 PRESIDENT/CHIEF EXECUTIVE OFFICER
the Internet at www.sec.gov or
through the Shareholder Contact above.                                PETER J. JOHNSON
                                                       SENIOR VICE PRESIDENT/TREASURER

EXECUTIVE OFFICES                                                     MICHAEL C. MUNDT
                                                         SENIOR VICE PRESIDENT/LENDING
1400 Prospect Avenue
Helena, MT  59601                                                  JOANNE Y. SANDERSON
(406) 442-3080                                        SENIOR VICE PRESIDENT/OPERATIONS

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